EXPENSE LIMITATION AGREEMENT

DEAN FAMILY OF FUNDS

EXPENSE LIMITATION AGREEMENT, effective as of July 31, 1999 by and between

C.H. Dean & Associates, Inc. (the "Adviser") and Dean Family of Funds (the

"Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund"), and collectively, the "Funds").

WHEREAS, the Trust is an Ohio business trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment

Company Act of 1940, as amended (the "1940 At"), as an open-end management company of the series type, and each fund is a series of the Trust; and

WHEREAS, each Fund consists of multiple classes as set forth in Schedule A attached hereto; and

WHERAS, the Trust and the Adviser have entered into Advisory Agreements dated April 1, 1997 and October 1, 1997 (the "Advisory Agreements"), pursuant to which the Adviser provides investment advisory services to each Fund listed in

Schedule A, which may be amended from time to time, for compensation based on the value of the average daily net assets of each class of each Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each class of each Fund, and, therefore, have entered into this

Expense Limitation Agreement (the "Agreement"), in order to maintain the expense ratios of each class of each Fund at the levels specified in Schedule A attached hereto; and

NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.	Expense Limitation.

1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business, and amounts, if any,

payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940

Act, if any) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

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1.2 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to each class of each Fund shall be the amount specified in

Schedule A based on a percentage of the average daily net assets of each class of each Fund.

1.3 Method of Computation. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each

Fund shall be annualized as of the last day of the month. If the annualized Fund

Operating Expenses for any month of a Fund exceed the Operating Expense Limit of such Fund, the Adviser shall waive or reduce its advisory fee for such month by an amount, or remit an amount to the appropriate class or classes of the Fund or

Funds, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; provided, however, that any waiver or reduction of the advisory fee is applied equally across the classes of the

Fund.

1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount

2. Term and Termination of Agreement.

This Agreement with respect to the Funds shall continue in effect through

March 31, 2000, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust. This

Agreement shall terminate automatically with respect to the applicable Fund upon the termination of an Advisory Agreement.

3. Miscellaneous.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the

Trust or the Funds to take any action contrary to the Trust's Declaration of

Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's

Board of Trustees of its responsibility for and control of the conduct of the affairs o the Trust or the Funds.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreements or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreements or the 1940 Act.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.

DEAN FAMILY OF FUNDS
ON BEHALF OF EACH OF ITS SERIES

By: /s/ Frank H. Scott
Frank H. Scott
President

C.H. DEAN & ASSOCIATES, INC.

By: /s/ Robert D. Dean
Robert D. Dean
President

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SCHEDULE A
OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds and classes of the Trust:

Maximum Operating
Expense Limit

Large Cap Value Fund	Class A shares	1.85%
Large Cap Value Fund	Class C shares	2.60%
Small Cap Value Fund	Class A shares	1.85%
Small Cap Value Fund	Class C shares	2.60%
Balanced Fund	Class A shares	1.85%
Balanced Fund	Class C shares	2.60%
International Value Fund	Class A shares	2.10%
International Value Fund	Class C shares	2.85%

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